Exhibit 4.1

BRIDGE CONVERTIBLE PROMISSORY NOTE

Purchase Price: $2,190,000
Principal Amount: $2,200,000
Date of Issuance: August 2, 2026

FOR VALUE RECEIVED, OS Therapies Incorporated, a Delaware corporation (the “Company”), hereby promises to pay to _________ (the “Holder”), the principal sum of $2,200,000 (the “Principal Amount”).

1.	Non-Interest Bearing.

This Note shall be non-interest bearing, and no interest shall accrue on the outstanding Principal Amount hereof, whether before or after the Maturity Date. The Holder acknowledges that this Note is being issued at an original issue discount and that the Holder’s economic return is reflected in the original issue discount and the automatic conversion provisions set forth herein.

2.	Maturity.

Unless earlier converted pursuant to Section 3 below, the outstanding Principal Amount of this Note shall become due and payable in full on September 1, 2026 (the “Maturity Date”).

3.	Automatic Conversion.

Upon the initial closing of the Company’s private offering of original issue discount promissory notes in the principal amount of up to $10 million, issued together with closing shares and warrants and approved by the Company’s Board of Directors following the date hereof (the “Qualified OID Financing”), this Note shall automatically convert, without any further action by the Company or the Holder.

Upon such automatic conversion:

(a)	the outstanding Principal Amount of this Note shall be deemed paid and satisfied in full;

(b)	solely for purposes of determining the securities issuable to the Holder in the Qualified OID Financing, the Holder shall be deemed to have subscribed for securities in the Qualified OID Financing using a subscription amount equal to the outstanding Principal Amount of this Note; and

(c)	in exchange for the cancellation of this Note, the Holder shall receive the same form of original issue discount promissory notes, closing shares and warrants issued to purchasers in the Qualified OID Financing, with the principal amount of such notes, closing shares, warrant coverage and all other terms determined in the same manner as if the Holder had subscribed for securities in the Qualified OID Financing using the outstanding Principal Amount of this Note as the subscription amount

Following the occurrence of the Qualified OID Financing, this Note shall automatically terminate and be cancelled, and the Holder shall thereafter have only those rights set forth in the transaction documents that are issued in the Qualified OID Financing.

4.	Prepayment.

This Note may not be prepaid by the Company without the prior written consent of the Holder prior to the occurrence of the Qualified OID Financing.

5.	Use of Proceeds.

The Company shall use the proceeds from the issuance of this Bridge Note to fund the Settlement Payment to Leonite Fund I, LP, as defined in that certain Settlement Agreement and Mutual Release dated July 31, 2026 and for general working capital and ordinary course operating expenses of the Company, including the funding of current payroll incurred in the ordinary course of business and consistent with past practice.

6.	Events of Default.

Each of the following shall constitute an Event of Default:

(a)	the Company’s failure to pay the outstanding Principal Amount of this Note on the Maturity Date;

(b)	the commencement by or against the Company of any bankruptcy, insolvency, receivership or similar proceeding that is not dismissed within sixty (60) days; or

(c)	the dissolution or liquidation of the Company.

Upon the occurrence of an Event of Default, the Holder may declare the outstanding Principal Amount immediately due and payable.

7.	Accredited Investor Representations.

The Holder represents and warrants to the Company that:

(a)	the Holder is an “accredited investor,” as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

(b)	the Holder is acquiring this Note for its own account, for investment purposes only, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act or applicable state securities laws;

(c)	the Holder recognizes that an investment in the Note involves a high degree of risk, including the possible loss of the Holder’s entire investment, has carefully considered and understands the risks associated with an investment in the Company and the Note, and is able to bear the economic risk of such investment for an indefinite period of time and to withstand the complete loss of such investment.

(d)	the Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Note and of protecting its own interests in connection therewith;

(e)	the Holder acknowledges that this Note has not been registered under the Securities Act or any applicable state securities laws and may not be offered, sold, assigned, pledged or otherwise transferred except pursuant to an effective registration statement or an available exemption from the registration requirements of the Securities Act and applicable state securities laws; and

(f)	the Holder has had the opportunity to ask questions of, and receive answers from, the Company regarding the terms of this Note and the Company’s business, financial condition and operations, and has received all information the Holder considers necessary to make an informed investment decision.

8.	Miscellaneous.

This Note may be amended or modified only by a written instrument executed by the Company and the Holder.

The Company and the Holder hereby waive presentment, demand, notice of dishonor, protest and notice of protest with respect to this Note and any obligation hereunder, except as expressly provided herein.

Any waiver of any provision of this Note or any default hereunder shall be effective only if made in writing and signed by the party granting such waiver. No failure or delay by either party in exercising any right, power or remedy under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof.

All notices, requests, demands and other communications required or permitted to be given under this Note shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier, or sent by electronic mail (with confirmation of transmission), to the addresses or email addresses of the parties set forth in the Company’s records or on the signature page hereto, or to such other address or email address as either party may designate by written notice.

This Note shall be binding upon and inure to the benefit of the Company and the Holder and their respective successors and permitted assigns. Neither the Company nor the Holder may assign, delegate, transfer or otherwise dispose of any of its rights or obligations under this Note without the prior written consent of the other party; provided, however, that the Holder may assign or transfer this Note without the Company’s consent to an affiliate of the Holder or in connection with a transfer of this Note that is otherwise permitted under applicable securities laws, provided that such assignee agrees in writing to be bound by the terms of this Note.

If any provision of this Note is determined to be invalid, illegal or unenforceable, the remaining provisions of this Note shall remain in full force and effect, and such provision shall be modified to the minimum extent necessary to make it valid and enforceable while preserving the intent of the parties.

This Note constitutes the entire agreement of the Company and the Holder with respect to the subject matter hereof and supersedes all prior discussions, negotiations and understandings, whether oral or written, relating to such subject matter.

This Note may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic signatures and signatures delivered by electronic transmission shall be deemed effective as original signatures.

This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any conflict of laws principles. The Company and the Holder hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, City of New York, with respect to any dispute arising out of or relating to this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer as of the Issue Date.

OS THERAPIES INCORPORATED

By:
Name:
Title:
Date:

HOLDER

By executing this Note, the undersigned Holder hereby acknowledges and agrees to the terms of this Note and represents and warrants to the Company that each of the representations and warranties set forth in Section 7 of this Note is true and correct as of the date hereof.

By:
Name:
Title:
Date:

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